Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Releases First-Quarter Financial Results – Rebounding Demand is Driving Clear Path to Profitability
Expects positive adjusted EBITDA margins* later this year

Achieved highest customer satisfaction in history in the first quarter

CHICAGO, April 19, 2021 – United Airlines (UAL) today announced first-quarter 2021 financial results. The company has its eyes on the future, making continued progress on its commitment to remove $2 billion in structural costs and investing in key customer programs that will position the airline to capitalize on the recovery of business travel and long-haul international demand.
Following its return to positive core cash flow1 in the month of March, the company is focused on returning to positive adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) margins, even if business and long-haul international demand remain as much as 70% below 2019 levels. United is already moving to capitalize on emerging pent-up demand for travel to countries where vaccinated travelers are welcome. In fact, the company announced new international flying to Greece, Iceland and Croatia earlier today, subject to government approval. These opportunistic steps help position United to return to positive net income even if business and long-haul international demand only returns to about 35% below 2019 levels.
"The United team has now spent a year facing down the most disruptive crisis our industry has ever faced and because of their skill and dedication to our customers, we're poised to emerge from this pandemic with a future that is brighter than ever," said United Airlines CEO Scott Kirby. "We've shifted our focus to the next milestone on the horizon and now see a clear path to profitability. We’re encouraged by the strong evidence of pent-up demand for air travel and our continued ability to nimbly match it, which is why we’re as confident as ever that we’ll hit our goal to exceed 2019 adjusted EBITDA margins in 2023, if not sooner."
United's efforts to improve the customer experience resulted in the company achieving its highest ever customer satisfaction in the first quarter. Looking ahead, the company is planning continued investment in customers, including continuing the United Polaris® retrofit program and starting retrofit on narrowbody aircraft, modernizing gates, upgrading and expanding United Club℠ locations in Newark and Denver, and rolling out tools that give customers the opportunity to pre-order onboard meals.

_________________________________________________________________________
* Adjusted EBITDA margin is a non-GAAP financial measure calculated as Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), excluding special charges and unrealized (gains) losses on investments, divided by total operating revenue. We are not providing a target or a reconciliation to profit margin (net income/total operating revenue), the most directly comparable GAAP measure, because we are unable to predict certain items contained in the GAAP measure without unreasonable efforts. Adjusted EBITDA margin does not reflect certain items, including special charges and unrealized (gains) losses on investments, which may be significant. For a reconciliation of adjusted EBITDA to net income for the three months ended March 31, 2021 and 2019 and the 12 months ended December 31, 2020 and 2019, please see the accompanying tables to this release.

United Airlines Reports First-Quarter 2021 Results
First-Quarter Financial Results
•Reported first-quarter 2021 net loss of $1.4 billion, adjusted net loss2 of $2.4 billion.
•Reported first-quarter total operating revenue of $3.2 billion, down 66% versus first-quarter 2019.
•Reported first-quarter operating expenses down 49% versus first-quarter 2019, down 34% excluding special charges.
•Reported first-quarter 2021 ending available liquidity3 of $21 billion.
•Reported first-quarter capacity down 54% versus first-quarter 2019.
•Reported first-quarter average core cash burn of $9 million per day, an improvement of about $10 million per day versus the fourth-quarter 2020.
Second-Quarter 2021 Outlook
•Based on current trends, the company expects second quarter 2021 Total Revenue Per Available Seat Mile (TRASM) to be down approximately 20% versus the second quarter 2019.
•Expects second quarter 2021 capacity to be down around 45% versus the second quarter 2019.
•Expects second quarter operating expenses excluding special charges4 to be down approximately 32% versus the second quarter 2019, with second quarter 2021 fuel price per gallon estimated to be approximately $1.83.
•Expects second quarter 2021 adjusted EBITDA margin5 of around (20%).
Key Highlights
•Set a new diversity goal and plan for 50% of the 5,000 students the airline has committed to train by 2030 at the new United Aviate Academy to be women and people of color.
•Created the Eco-Skies Alliance℠, a first-of-its-kind program, offering United’s corporate customers the opportunity to help reduce their environmental impact by allowing them to pay the additional cost for sustainable aviation fuel (SAF). Additionally, United is giving customers the ability to contribute funds for additional SAF purchases by United or for use on initiatives United believes will help decarbonize aviation – the first of any U.S. airline to do so.
•Launched industry-exclusive "Travel-Ready Center" to ease the burden of COVID-19 travel restrictions. Customers can review COVID-19 entry requirements, find local testing options and upload any required testing and vaccination records for domestic and international travel, all in one place. United is the first airline to integrate all these features into its mobile app and website.
•Announced an agreement to work with air mobility company Archer as part of the company's broader effort to invest in emerging technologies that decarbonize air travel rather than relying on traditional combustion engines.
•Returned to John F. Kennedy Airport after a five-year absence, and are now operating direct service to the airline's West Coast hubs – Los Angeles International Airport and San Francisco International Airport.
•Announced a new luxury bus collaboration for customers to travel to Breckenridge and Fort Collins, Colorado with convenient year-round ground transportation service connecting through its Denver hub. This is the first time Breckenridge has ever been served by an airline and will be Fort Collins' first global network carrier service in 25 years.

United Airlines Reports First-Quarter 2021 Results
Taking Care of Our Customers
•The only airline that lets customers upload travel documents to the United app and have them certified allowing customers to get their boarding pass before arriving at the airport.
•Announced plans to introduce United Premium Plus® service on seven Hawaii routes to Honolulu (Oahu), Kahului (Maui), and Kona (Hawaii) beginning in May 2021.
•Expanded COVID-19 testing and pre-clearance program to make Hawaii travel easier.
•Reducing stress of international travel by starting a test on Houston to Brazil flights, allowing customers to take an Abbott BinaxNOW test prior to their re-entry into the United States.
•In partnership with the Centers for Disease Control and Prevention (CDC), launched a program to collect information from passengers, allowing them to be contacted in the event they are near a Covid-19 positive passenger while on a United aircraft.
•Expanded rollout of virtual, on-demand customer service, now available at all U.S. hub airports.
•Recognized by the Airline Passenger Experience Association (APEX) and SimpliFlying for providing a hospital-grade standard of cleanliness and safety during the travel journey. United is the first airline among the four largest U.S. carriers to receive the highest possible certification.
Reimagining the Route Network
•In the first quarter, announced 41 new domestic routes and two new international routes and launched six domestic routes and four international routes, with 13 more international routes planned to launch in 2021.
•The company resumed nonstop service on 12 domestic routes and five international routes compared to the fourth quarter of 2020.
•Compared to December 2020, United had nonstop service in 12 more domestic and three more international routes in March 2021.
•Announced plans to fly roughly 52% of its full schedule in May 2021 compared to May 2019.
•Announced plans to expand the company's global route network with new, nonstop service between Boston Logan International Airport and London Heathrow – the only U.S. carrier to offer nonstop service between the nation's top seven business markets and London Heathrow.
Assisting the Communities We Serve
•More than 7 million miles donated to charities in need of travel through United’s Miles on a Mission program.
•Over 65,000 lbs. of food and beverages ($322,549 value) donated to Houston Food Bank for winter storm relief.
•Unique Black History Month campaign raised over $255,000 for The Thurgood Marshall College Fund, The Leadership Conference Education Fund, The NAACP Legal Defense and Educational Fund, and United Negro College Fund.
•In the first quarter of 2021, through a combination of cargo-only flights and passenger flights, United has transported nearly 290 million pounds of freight, which includes nearly 60 million

United Airlines Reports First-Quarter 2021 Results
pounds of vital shipments, such as medical kits, PPE, pharmaceuticals, and medical equipment, and more than 800,000 pounds of military mail and packages.
Additional Noteworthy Accomplishments
•For the tenth consecutive year received a perfect score of 100% on the Corporate Equality Index (CEI), a premier benchmarking survey and report on corporate policies and practices related to LGBTQ+ workplace equality, administered by the Human Rights Campaign (HRC) Foundation.
•Teamed up with Chase and Visa in honor of Black History Month to encourage and reward United Credit Cardmembers to make donations to non-profits focused on providing access to educational opportunities for Black students and supporting human and civil rights policies.
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1. Core cash burn is defined as: Net cash from operations, investing and financing activities, adjusted to remove proceeds from the issuance of new debt (excluding expected aircraft financing), government grants associated with the Payroll Support Program of the CARES Act, issuance of new stock, net proceeds from the sale of short-term and other investments, changes in certain restricted cash balances, debt principal payments, timing of certain payments, capital expenditures (net of flight equipment purchase deposit returns), and investments in the recovery and severance payments. Core cash flow is defined in the same manner as core cash burn, except that the result is positive. The company's management views "core cash burn" or "core cash flow" as an important measure in monitoring liquidity in order to assess the company's operational cash needs without the impact of certain extraordinary actions or events, and the company believes this measure provides useful information to investors about the company's core operational performance. See the tables accompanying this release for further information.
2. Excludes operating and non-operating special charges, and unrealized gains and losses on investments. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are included in the tables accompanying this release.
3. Includes cash, cash equivalents, short-term investments, undrawn credit facilities and $7 billion available under the CARES Act loan program.
4. Excludes operating special charges. We are not providing a reconciliation to operating expenses, the most directly comparable GAAP measure, because we are unable to predict certain items contained in the GAAP measure without unreasonable efforts.
5. Adjusted EBITDA margin is a non-GAAP financial measure calculated as Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), excluding special charges and unrealized (gains) losses on investments, divided by total operating revenue. We are not providing a reconciliation to profit margin (net income/total operating revenue), the most directly comparable GAAP measure, because we are unable to predict certain items contained in the GAAP measure without unreasonable efforts.

United Airlines Reports First-Quarter 2021 Results
Earnings Call
UAL will hold a conference call to discuss first-quarter 2021 financial results as well as its financial and operational outlook for the second-quarter 2021, on Tuesday, April 20, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com.
The webcast will be available for replay within 24 hours of the conference call and then archived on the website for three months.
About United
United's shared purpose is "Connecting People. Uniting the World." For more information, visit united.com, follow @United on Twitter and Instagram or connect on Facebook. The common stock of United's parent, United Airlines Holdings, Inc., is traded on the Nasdaq under the symbol "UAL".

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release, including statements regarding our outlook for the second quarter 2021 and our adjusted EBITDA margin targets, are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as "expects," "will," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "forecast," "guidance," "outlook," "goals," "targets" and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the adverse impacts of the ongoing COVID-19 global pandemic, and possible outbreaks of another disease or similar public health threat in the future, on our business, operating results, financial condition, liquidity and near-term and long-term strategic operating plan, including possible additional adverse impacts resulting from the duration and spread of the pandemic; unfavorable economic and political conditions in the United States and globally; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, the technology or systems; our reliance on third-party service providers and the impact of any failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; adverse publicity, harm to our brand; reduced travel demand and potential tort liability as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners, or another airline; terrorist attacks, international hostilities or other security events, or the fear of terrorist attacks or hostilities, even if not made directly on the airline industry; increasing privacy and data security obligations or a significant data breach; disruptions to our regional network and United Express flights provided by third-party regional carriers; further changes to the airline industry with respect to alliances and joint business arrangements or due to consolidations; changes in our network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into less favorable aircraft orders; our reliance on single suppliers to

United Airlines Reports First-Quarter 2021 Results
source a majority of our aircraft and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions on our operations; extended interruptions or disruptions in service at major airports where we operate; the impacts of the United Kingdom's withdrawal from the European Union on our operations in the United Kingdom and elsewhere; the impacts of seasonality and other factors associated with the airline industry; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; any damage to our reputation or brand image; the limitation of our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; the costs of compliance with extensive government regulation of the airline industry; costs, liabilities and risks associated with environmental regulation and climate change; our inability to accept or integrate new aircraft into our fleet as planned; the impacts of our significant amount of financial leverage from fixed obligations, the possibility we may seek material amounts of additional financial liquidity in the short-term and the impacts of insufficient liquidity on our financial condition and business; failure to comply with the covenants in the MileagePlus financing agreements, resulting in the possible acceleration of the MileagePlus indebtedness, foreclosure upon the collateral securing the MileagePlus indebtedness or the exercise of other remedies; failure to comply with financial and other covenants governing our other debt; changes in, or failure to retain, our senior management team or other key employees; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or arrangement relating to these actions; increases in insurance costs or inadequate insurance coverage; and other risks and uncertainties set forth under Part I, Item 1A., "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

-tables attached-

United Airlines Reports First-Quarter 2021 Results
UNITED AIRLINES HOLDINGS, INC
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended March 31,		% Increase/ (Decrease)
(In millions, except per share data)	2021	2020
Operating revenue:
Passenger revenue	$2,316	$7,065	(67.2)
Cargo	497	264	88.3
Other operating revenue	408	650	(37.2)
Total operating revenue	3,221	7,979	(59.6)

Operating expense:
Salaries and related costs	2,224	2,955	(24.7)
Aircraft fuel	851	1,726	(50.7)
Depreciation and amortization	623	615	1.3
Landing fees and other rent	519	623	(16.7)
Regional capacity purchase	479	737	(35.0)
Aircraft maintenance materials and outside repairs	269	434	(38.0)
Distribution expenses	85	295	(71.2)
Aircraft rent	55	50	10.0
Special charges (credits)	(1,377)	63	NM
Other operating expenses	874	1,453	(39.8)
Total operating expense	4,602	8,951	(48.6)

Operating loss	(1,381)	(972)	42.1

Nonoperating income (expense):
Interest expense	(353)	(171)	106.4
Interest capitalized	17	21	(19.0)
Interest income	7	26	(73.1)
Unrealized losses on investments, net	(22)	(319)	(93.1)
Miscellaneous, net	(19)	(699)	(97.3)
Total nonoperating expense, net	(370)	(1,142)	(67.6)

Loss before income tax benefit	(1,751)	(2,114)	(17.2)

Income tax benefit	(394)	(410)	(3.9)
Net loss	$(1,357)	$(1,704)	(20.4)

Diluted loss per share	$(4.29)	$(6.86)	(37.5)
Diluted weighted average shares	316.6	248.5	27.4

NM Not meaningful

United Airlines Reports First-Quarter 2021 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS

Passenger revenue information is as follows (in millions, except for percentage changes):

	1Q 2021 Passenger Revenue	Passenger Revenue vs. 1Q 2020	PRASM vs. 1Q 2020	Yield vs. 1Q 2020	Available Seat Miles vs. 1Q 2020	Available Seat Miles vs. 1Q 2019	1Q 2021 Available Seat Miles	1Q 2021 Revenue Passenger Miles
Domestic	$1,712	(62.0%)	(27.6%)	(21.1%)	(47.5%)	(48.6%)	18,871	12,290

Atlantic	206	(80.8%)	(54.4%)	(33.6%)	(57.8%)	(59.3%)	4,329	2,031
Pacific	89	(87.1%)	(49.9%)	86.3%	(74.2%)	(81.6%)	2,013	380
Latin America	309	(61.4%)	(48.0%)	(20.9%)	(25.7%)	(30.0%)	5,157	2,547
International	604	(76.4%)	(48.7%)	(15.7%)	(54.0%)	(60.2%)	11,499	4,958

Consolidated	$2,316	(67.2%)	(34.2%)	(17.8%)	(50.2%)	(53.7%)	30,370	17,248

Select operating statistics are as follows:

	Three Months Ended March 31,		% Increase/ (Decrease)
	2021	2020
Passengers (thousands)	14,674	30,359	(51.7)
Revenue passenger miles (millions)	17,248	43,229	(60.1)
Available seat miles (millions)	30,370	60,938	(50.2)
Passenger load factor:
Consolidated	56.8%	70.9%	(14.1)	pts.
Domestic	65.1%	71.0%	(5.9)	pts.
International	43.1%	70.9%	(27.8)	pts.
Passenger revenue per available seat mile (cents)	7.63	11.59	(34.2)
Total revenue per available seat mile (cents)	10.61	13.09	(18.9)
Average yield per revenue passenger mile (cents)	13.43	16.34	(17.8)
Cargo revenue ton miles (millions)	765	695	10.1
Aircraft in fleet at end of period	1,320	1,388	(4.9)
Average stage length (miles)	1,282	1,399	(8.4)
Employee headcount, as of March 31 (in thousands)	84.1	95.2	(11.7)
Average aircraft fuel price per gallon	$1.74	$1.90	(8.4)
Fuel gallons consumed (millions)	490	910	(46.2)

Note: See Part II, Item 6, Selected Financial Data, of UAL's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for definitions of these statistics.

United Airlines Reports First-Quarter 2021 Results
Core cash flow (burn): The company's management views "core cash burn" or "core cash flow" as an important measure in monitoring liquidity in order to assess the company's cash needs without the impact of certain extraordinary actions or events, and the company believes this provides useful information to investors about the company's core operational performance.

(in millions except for the number of days in the period)	Three Months Ended March 31, 2021
Net cash provided by operating activities	$447
Cash flows used by investing activities	(329)
Cash flows provided by financing activities	1,278
1,396
Adjusted to remove:
CARES Act Payroll Support Program ("PSP") grant and note	2,610
Secured debt (net of discount and fees)	600
Equity issuances	532
Net proceeds from sale of short-term and other investments and increase in certain restricted cash balances	105
Total adjustments	3,847
Cash Flow (Burn)	$(2,451)
Days in the period	90
Average daily cash flow (burn)	$(27)
Further adjusted to remove:
Debt principal and severance payments (a)	(615)
Timing of certain payments (b)	(152)
Capital expenditures, net of flight equipment purchase deposit returns	(444)
Investments in the recovery (c)	(396)
Total additional adjustments	(1,607)
Cash flow (burn)	$(844)
Days in the period	90
Average daily core cash flow (burn)	$(9)

(a) Debt principal payments and severance includes principal payments on indebtedness, payments related to the workforce reduction and voluntary plans for employee severance, pay continuance from voluntary retirements, vacation payouts and benefits-related costs.
(b) Timing of certain payments refers to exclusion of payments in the quarter that had been deferred from prior periods or additions of payments that were deferred to a future period to maximize cash preservation.
(c) Investments in the recovery primarily include, but are not limited to, spending on engine and airframe maintenance and pay and benefits for recalled employees in excess of operational need due to PSP.

United Airlines Reports First-Quarter 2021 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted operating income (loss), adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share and CASM, excluding special charges, third-party business expenses, fuel, and profit sharing, among others. UAL believes that adjusting for special charges (credits) and for nonoperating credit losses and nonoperating special termination benefits is useful to investors because these items are not indicative of UAL's ongoing performance. UAL believes that adjusting for unrealized (gains) losses on investments, net is useful to investors because those unrealized gains or losses may not ultimately be realized on a cash basis.

CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges (credits), third-party business expenses, fuel and profit sharing. UAL believes that adjusting for special charges (credits) is useful to investors because special charges (credits) are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

Reconciliations of reported non-GAAP financial measures to the most directly comparable GAAP financial measures are included below.

	Three Months Ended March 31,		% Increase/ (Decrease)
	2021	2020
CASM (cents)
Cost per available seat mile (CASM) (GAAP)	15.15	14.69	3.1
Special charges (credits)	(4.54)	0.10	NM
Third-party business expenses	0.09	0.08	12.5
Fuel expense	2.80	2.83	(1.1)
Profit sharing	—	—	NM
CASM, excluding special charges, third-party business expenses, fuel, and profit sharing (Non-GAAP)	16.80	11.68	43.8

Adjusted EBITDA	Three Months Ended March 31,		Twelve Months Ended December 31,
	2021	2019	2020	2019
Net income (loss)	$(1,357)	$292	$(7,069)	3,009
Adjusted for:
Depreciation and amortization	623	547	2,488	2,288
Interest expense, net of capitalized interest and interest income	329	137	942	513
Income tax expense (benefit)	(394)	75	(1,753)	905
Special charges (credits)	(1,377)	18	(2,616)	246
Nonoperating special termination benefits and settlement losses	46	—	687	—
Nonoperating unrealized (gains) losses on investments, net	22	(17)	194	(153)
Nonoperating credit loss on BRW term loan and guarantee	—	—	697	—
Adjusted EBITDA, excluding operating and nonoperating special charges (credits) and unrealized losses on investments	$(2,108)	$1,052	$(6,430)	$6,808
Adjusted EBITDA margin	(65.4)%	11.0%	(41.9)%	15.7%
NM Not Meaningful

United Airlines Reports First-Quarter 2021 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)
UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by operating activities for capital expenditures, adjusted capital expenditures, and aircraft operating lease additions is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.

	Three Months Ended March 31,
Capital Expenditures (in millions)	2021	2020
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$444	$1,959
Property and equipment acquired through the issuance of debt, finance leases, and other financial liabilities	509	128
Adjustment to property and equipment acquired through other financial liabilities (a)	(40)	—
Adjusted capital expenditures (Non-GAAP)	$913	$2,087

Free Cash Flow (in millions)
Net cash provided by operating activities (GAAP)	$447	$63
Less capital expenditures, net of flight equipment purchase deposit returns	444	1,959
Free cash flow, net of financings (Non-GAAP)	$3	$(1,896)

Net cash provided by operating activities (GAAP)	$447	$63
Less adjusted capital expenditures (Non-GAAP)	913	2,087
Less aircraft operating lease additions	142	21
Free cash flow (Non-GAAP)	$(608)	$(2,045)

(a) United entered into agreements with third parties to finance through sale and leaseback transactions new Boeing model 787-9 aircraft and Boeing model 737 MAX aircraft subject to purchase agreements between United and Boeing. In connection with the delivery of each aircraft from Boeing, United assigned its right to purchase such aircraft to the buyer, and simultaneous with the buyer's purchase from Boeing, United entered into a long-term lease for such aircraft with the buyer as lessor. Ten Boeing model aircraft were delivered in 2021 under these transactions (and each is presently subject to a long-term lease to United). Upon delivery, the company accounted for the aircraft, which have a repurchase option at a price other than fair value, as part of Flight equipment on the company's balance sheet and the related obligation as Other current liabilities and Other financial liabilities from sale-leasebacks (noncurrent) since they do not qualify for sale recognition. If the repurchase option is not exercised, these aircraft will be accounted for as leased assets at the time of the option expiration and the related assets and liabilities will be adjusted to the present value of the remaining lease payments at that time. This adjustment reflects the difference between the recorded amounts and the present value of future lease payments at inception.

United Airlines Reports First-Quarter 2021 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended March 31,		Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	2021	2020
Operating expenses (GAAP)	$4,602	$8,951	$(4,349)	(48.6)
Special charges (credits)	(1,377)	63	(1,440)	NM
Operating expenses, excluding special charges	5,979	8,888	(2,909)	(32.7)
Adjusted to exclude:
Third-party business expenses	26	44	(18)	(40.9)
Fuel expense	851	1,726	(875)	(50.7)
Adjusted operating expenses (Non-GAAP)	$5,102	$7,118	$(2,016)	(28.3)

Operating loss (GAAP)	$(1,381)	$(972)	$(409)	42.1
Adjusted to exclude:
Special charges (credits)	(1,377)	63	(1,440)	NM
Adjusted operating loss (Non-GAAP)	$(2,758)	$(909)	$(1,849)	203.4

Operating margin	(42.9)%	(12.2)%	(30.7)	pts.
Adjusted operating margin (Non-GAAP)	(85.6)%	(11.4)%	(74.2)	pts.

Pre-tax loss (GAAP)	$(1,751)	$(2,114)	$(363)	(17.2)
Adjusted to exclude:
Special charges (credits)	(1,377)	63	(1,440)	NM
Special termination benefits	46	—	46	NM
Unrealized losses on investments, net	22	319	(297)	NM
Credit loss on BRW term loan and guarantee	—	697	(697)	NM
Adjusted pre-tax loss (Non-GAAP)	$(3,060)	$(1,035)	$2,025	195.7

Pre-tax margin	(54.4)%	(26.5)%	(27.9)	pts.
Adjusted pre-tax margin (Non-GAAP)	(95.0)%	(13.0)%	(82.0)	pts.

Net loss (GAAP)	$(1,357)	$(1,704)	$(347)	(20.4)
Adjusted to exclude:
Special charges (credits)	(1,377)	63	(1,440)	NM
Special termination benefits	46	—	46	NM
Unrealized losses on investments, net	22	319	(297)	NM
Credit loss on BRW term loan and guarantee	—	697	(697)	NM
Income tax expense (benefit) related to adjustments above, net of valuation allowance	291	(14)	305	NM
Adjusted net loss (Non-GAAP)	$(2,375)	$(639)	$1,736	271.7

Diluted loss per share (GAAP)	$(4.29)	$(6.86)	$(2.57)	(37.5)
Adjusted to exclude:
Special charges (credits)	(4.35)	0.25	(4.60)	NM
Special termination benefits	0.15	—	0.15	NM
Unrealized (gains) losses on investments, net	0.07	1.29	(1.22)	NM
Credit loss on BRW term loan and guarantee	—	2.81	(2.81)	NM
Income tax expense (benefit) related to adjustments, net of valuation allowance	0.92	(0.06)	0.98	NM
Adjusted diluted loss per share (Non-GAAP)	$(7.50)	$(2.57)	$4.93	191.8
NM Not Meaningful

United Airlines Reports First-Quarter 2021 Results
UNITED AIRLINES HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions)	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$12,666	$11,269
Short-term investments	309	414
Restricted cash	254	255
Receivables, less allowance for credit losses (2021 — $74; 2020 — $78)	1,389	1,295
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2021 — $502; 2020 — $478)	918	932
Prepaid expenses and other	483	635
Total current assets	16,019	14,800

Total operating property and equipment, net	31,915	31,466
Operating lease right-of-use assets	4,516	4,537

Other assets:
Goodwill	4,527	4,527
Intangibles, less accumulated amortization (2021 — $1,507; 2020 — $1,495)	2,840	2,838
Restricted cash	218	218
Deferred income taxes	520	131
Investments in affiliates and other, less allowance for credit losses (2021 — $526; 2020 — $522)	1,107	1,031
Total other assets	9,212	8,745
Total assets	$61,662	$59,548

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,838	$1,595
Accrued salaries and benefits	2,267	1,960
Advance ticket sales	5,502	4,833
Frequent flyer deferred revenue	1,251	908
Current maturities of long-term debt	1,783	1,911
Current maturities of operating leases	623	612
Current maturities of finance leases	179	182
Other	724	724
Total current liabilities	14,167	12,725

Long-term liabilities and deferred credits:
Long-term debt	25,849	24,836
Long-term obligations under operating leases	4,985	4,986
Long-term obligations under finance leases	240	224
Frequent flyer deferred revenue	4,858	5,067
Pension liability	2,478	2,460
Postretirement benefit liability	1,013	994
Other financial liabilities from sale-leasebacks	1,568	1,140
Other	1,298	1,156
Total long-term liabilities and deferred credits	42,289	40,863
Total stockholders' equity	5,206	5,960
Total liabilities and stockholders' equity	$61,662	$59,548

United Airlines Reports First-Quarter 2021 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net cash provided by operating activities	$447	$63

Cash Flows from Investing Activities:
Capital expenditures	(444)	(1,959)
Purchases of short-term and other investments	—	(541)
Proceeds from sale of short-term and other investments	105	927
Other, net	10	1
Net cash used in investing activities	(329)	(1,572)

Cash Flows from Financing Activities:
Proceeds from issuance of debt, net of discounts and fees	1,336	2,813
Proceeds from equity issuance	532	—
Payments of long-term debt, finance leases and other financing liabilities	(569)	(253)
Repurchases of common stock	—	(353)
Other, net	(21)	(18)
Net cash provided by financing activities	1,278	2,189
Net increase in cash, cash equivalents and restricted cash	1,396	680
Cash, cash equivalents and restricted cash at beginning of the period	11,742	2,868
Cash, cash equivalents and restricted cash at end of the period (a)	$13,138	$3,548

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt, finance leases and other	$509	$128
Lease modifications and lease conversions	22	439
Right-of-use assets acquired through operating leases	180	30
Warrants received for entering into agreements with Archer Aviation Inc ("Archer")	81	—

United Airlines Reports First-Quarter 2021 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges (credits) and unrealized losses on investments, net include the following:

	Three Months Ended March 31,
(In millions)	2021	2020
Operating:
CARES Act grant	$(1,810)	$—
Severance and benefit costs	417	—
Impairment of assets	—	50
(Gains) losses on sale of assets and other special charges	16	13
Total operating special charges (credits)	(1,377)	63

Nonoperating special termination benefits	46	—
Nonoperating unrealized losses on investments, net	22	319
Nonoperating credit loss on BRW Aviation Holding LLC and BRW Aviation LLC ("BRW") term loan and related guarantee	—	697
Total nonoperating special charges and unrealized losses on investments, net	68	1,016
Total operating and nonoperating special charges (credits) and unrealized losses on investments, net	(1,309)	1,079
Income tax expense (benefit), net of valuation allowance	291	(14)
Total operating and non-operating special charges (credits) and unrealized losses on investments, net of income taxes	$(1,018)	$1,065

CARES Act grant. During the three months ended March 31, 2021, the company received approximately $2.6 billion in funding pursuant to the Payroll Support Agreement (the "PSP2 Agreement") with the U.S. Treasury Department, which included a $753 million unsecured loan. The company recorded $1.8 billion as grant income and $47 million for warrants issued to Treasury as part of the PSP2 Agreement, within stockholders' equity, as an offset to the grant income.
Severance and benefit costs: During the three months ended March 31, 2021, the company recorded $417 million related to pay continuation and benefits-related costs provided to employees who chose to voluntary separate from the company. The company offered, based on employee group, age and completed years of service, pay continuation, health care coverage, and travel benefits. Approximately 4,500 employees elected to voluntary separate from the company.
Impairment of assets: Impairment of assets. In February 2021, the company voluntarily and temporarily removed all 52 Boeing 777-200/200ER aircraft powered by Pratt & Whitney 4000 series engines from its schedule due to an engine failure incident with one of its aircraft. The company viewed this incident as an indicator of potential impairment. Accordingly, as required under relevant accounting standards, United performed forecasted cash flow analyses and determined that the carrying value of the Boeing 777-200/200ER fleet is recoverable from future cash flows expected to be generated by that fleet and, consequently, no impairment was recorded.
During the three months ended March 31, 2020, the company recorded a $50 million impairment for its China routes which was primarily caused by the COVID-19 pandemic and the company's subsequent suspension of flights to China.
Gains (loss) on sale of other assets and other special charges:: During the three months ended March 31, 2021, the company recorded $16 million of net charges, driven by charges for the termination of the lease associated with three floors of its headquarters at the Willis Tower in Chicago and utility charges related to the February winter storms in Texas, partially offset by net gains, primarily on sale-leaseback transactions.

During the three months ended March 31, 2020, the company recorded a $10 million one-time special charge related to the wind-down of the capacity purchase agreement with Trans States Airlines, LLC and $3 million for costs related to the transition of fleet types within other regional carrier contracts.

Nonoperating credit loss on BRW term loan and related guarantee: During the three months ended March 31, 2020, the company recorded a $697 million expected credit loss allowance for the company's Term Loan Agreement (the "BRW Term Loan"), with, among others, BRW Aviation Holding LLC and BRW Aviation LLC, and the related guarantee. BRW's equity and BRW's holdings of Avianca Holdings S.A.'s ("AVH") equity are secured as a pledge under the BRW Term Loan, which is currently in default.
Nonoperating special termination benefits. During the three months ended March 31, 2021, as part of first quarter voluntary separation leave programs, the company recorded $46 million of special termination benefits in the form of additional subsidies for retiree medical costs for certain U.S. based front-line employees. The subsidies are in the form of additional subsidies for retiree medical costs as a one-time contribution into the employee's Retiree Health Account of $125,000 for full-time employees and $75,000 for part-time employees.

Unrealized losses on investments, net: During the three months ended March 31, 2021, the company recorded losses of $22 million primarily for the decrease in the market value of its investment in Azul Linhas Aéreas Brasileiras S.A. ("Azul").

United Airlines Reports First-Quarter 2021 Results
During the three months ended March 31, 2020, the company recorded losses of $319 million primarily for the $293 million decrease in the market value of its investment in Azul and $24 million for the decrease in fair value of the AVH share call options, AVH share appreciation rights, and AVH share-based upside sharing agreement that United obtained as part of the BRW Term Loan and related agreements with Kingsland Holdings Limited.

Effective tax rate
The company's effective tax rate for the three months ended March 31, 2021 and March 31, 2020 was 22.5% and 19.4%, respectively. The provision for income taxes is based on the estimated annual effective tax rate which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items. The first quarter 2020 rate was impacted by a $66 million valuation allowance related to unrealized capital losses.

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